EXHIBIT 21

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business

FirstBank (formerly named First Savings Bank, F.S.B.)	Federal Savings and Loan Charter	FirstBank

First Equity Development Corporation	New Mexico	Inactive